Exhibit 99.2

LETTER WAIVER

To:	Bausch & Lomb B.V. (the Company)
Koolhovenlaan 110
1119 NH Schiphol-Rijk
The Netherlands

Fax:	+31 20 6554 651
Attn:	Financial Controller

and:	Bausch & Lomb Incorporated (the Guarantor)
One Bausch & Lomb Place
Rochester
New York 14604
United States of America

Fax:	+1 585 338 8188
Attn:	Corporate Treasury Operations

5 April, 2007

Dear Sirs,

US$375,000,000 credit agreement dated 29 November 2005 (as amended) between (among others) the Company, the Guarantor and Citibank International plc as facility agent, as previously amended (the “Agreement”)

1.                                      Background

(a)                                  This letter is supplemental to and amends the Agreement, as previously amended.

(b)                                 Pursuant to Clause 25 (Amendments and Waivers) of the Agreement, the Majority Lenders have consented to the amendments to the Agreement contemplated by this letter.  Accordingly, we are authorised to execute this letter on behalf of the Finance Parties.

2.                                      Interpretation

(a)                                  Capitalised terms defined in the Agreement have the same meaning when used in this letter unless expressly defined in this letter.

(b)                                 The provisions of Clause 1.2 (Construction) of the Agreement apply to this letter as though they were set out in full in this letter except that references to the Agreement are to be construed as references to this letter.

(c)           Effective Date, for purposes of this letter, means 5 April, 2007, provided that the Facility Agent shall have given notification to the Obligors that it has received a copy of this letter countersigned by the Company and the Guarantor.

3.                                      Amendments

(a)                                  Subject to subparagraph (b) below, the Agreement will be amended from the Effective Date, in accordance with subparagraph (c) below.

(b)                                 The Agreement will not be amended by this letter unless the Facility Agent has received a copy of this letter countersigned by the Company and the Guarantor on or before the Effective Date.

(c)                                  Solely effective for and with respect to Guarantor’s fourth quarter of its 2006 fiscal year ending on 30 December 2006, Clauses 18.8(a) and 18.8(b) (Financial Covenants) shall be amended to read:

“So long as any Loan shall remain unpaid or any Lender shall have any Commitment hereunder, the Guarantor must:

(a)                                  maintain a ratio of Consolidated Debt for Borrowed Money to Consolidated EBITDA of the Group for the four fiscal quarters most recently ended of not greater than 3.2:1.0; and

(b)                                 maintain a ratio of Consolidated EBITDA of the Group for the four fiscal quarters most recently ended to interest payable on, and amortisation of debt discount in respect of, all Debt for Borrowed Money during such period, by the Group of not less than 3.8:1.0.”

For all other periods, Clauses 18.8(a) and 18.8(b) shall remain as originally stated in the Agreement.

4.                                      Guarantee

The Guarantor:

(a)                                  agrees to the amendment of the Agreement as contemplated by this letter; and

(b)                                 with effect from the Effective Date, confirms that the guarantee given by it under the Agreement will:

(i)                                     continue in full force and effect; and

(ii)                                  extend to the liabilities and obligations of the Company to the Finance Parties under the Finance Documents as amended by this letter.

5.                                      Amendment fee

(a)                                  In further consideration for the matters contemplated by this letter, the Company must pay to the Facility Agent for the account of the Lenders which consented on or before the date of this letter to the amendments to the Agreement contemplated by this letter (the Consenting Lenders) a fee equal to 0.01 per cent. of the total Commitments of the Consenting Lenders.  The fee shall be payable no later than 13 April, 2007.  Payments will be made to the account notified to the Company by the Facility Agent for this purpose.

(b)                                 All amounts payable under this letter are exclusive of any value added tax or other taxes of any nature and will not be subject to counterclaim or set-off for, or be otherwise affected by, any claim or dispute relating to any matter whatsoever and all such payments shall be made free and clear and without deduction for or on account of any present or future taxes, charges, deductions or withholdings.

6.                                      Miscellaneous

(a)                                  This letter is a Finance Document and a Fee Letter.

(b)                                 From the Effective Date, the Agreement, as amended previously, and this letter will be read and construed as one document.

(c)                                  Except as otherwise provided in this letter, the Finance Documents remain in full force and effect.

(d)                                 Except to the extent expressly waived in this letter, no waiver of any provision of any Finance Document is given by the terms of this letter and the Finance Parties expressly reserve all their rights and remedies in respect of any breach of, or other Default under, the Finance Documents.

7.                                      Governing law

This letter is governed by English law.

/s/ Andrea Strullato
For
CITIBANK INTERNATIONAL PLC
as Facility Agent for and on behalf of the Finance Parties

Date:	12 April, 2007

We agree with the terms of this letter.

/s/ Efrain Rivera
Efrain Rivera, Vice President & Treasurer
For
BAUSCH & LOMB B.V.

Date:	10 April, 2007

/s/ Efrain Rivera
Efrain Rivera
Senior Vice President and Chief Financial Officer
For
BAUSCH & LOMB INCORPORATED

Date:	10 April, 2007